Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: May 24, 2018

Media Relations
CONTACT: Christina Sutter
PHONE: 724-539-5708

Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287

KENNAMETAL NAMES LORRAINE MARTIN
TO BOARD OF DIRECTORS

PITTSBURGH, (May 24, 2018) - Kennametal Inc. (NYSE: KMT) announced today the election of Lorraine M. Martin to its board of directors, effective July 1, 2018.

Ms. Martin recently retired as the executive vice president and deputy of Lockheed Martin Corporation’s Rotary and Mission Systems.

“Lorraine’s experience spans more than 30 years in leadership, international business and manufacturing that will bring significant value to the transformation currently underway at Kennametal,” said Chris Rossi, Kennametal president and CEO.

“We are excited to welcome Lorraine to our board and look forward to the unique perspective she will bring from her knowledge in supply chain, aerospace and cyber,” added William J. Harvey, Kennametal board member and chair of the nominating / corporate governance committee.

Kennametal Inc. l 600 Grant Street, Suite 5100 l Pittsburgh, PA 15219 l www.kennametal.com

Ms. Martin joined Lockheed Martin in 1988 at Unisys Defense Systems as a program manager for computer security contracts for the Strategic Defense Initiative and YF-23 fighter. She also served as vice president of the C-130, C-5, and Flight Solutions programs. During her nearly 30-year tenure at the company, she took on roles with increasing responsibility most recently including executive vice president and general manager, F-35 lighting II program for Lockheed Martin Corporation’s Aeronautics company and vice president and deputy, F-35 program. Prior to that, Martin served as an officer in software intensive technology and development programs as part of the United States Air Force.

About Kennametal
Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

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Kennametal Inc. l 600 Grant Street, Suite 5100 l Pittsburgh, PA 15219 l www.kennametal.com